EXHIBIT 5.1
February 27, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Re:	Centrue Financial Corporation — Registration of 50,000 Shares of Common Stock, Par Value $1.00 Per Share, on Form S-8 in connection with Centrue Financial Corporation 401(k) Plan
Ladies and Gentlemen:
     We have acted as counsel to Centrue Financial Corporation, a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering 50,000 shares of Common Stock, $1.00 par value per share (the “Common Stock”), to be issued pursuant to the Centrue Financial Corporation 401(k) Plan (the “Plan”).
     In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.
     Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto, will, when so issued, be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, HOWARD & HOWARD ATTORNEYS PLLC
/s/ Howard & Howard Attorneys PLLC